BRF S.A.
A Publicly Traded Company with Authorized Capital
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 16269-2

SUMMARY OF THE MINUTES OF THE 15TH/13 ORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: November 29, 2013, at 9:00 a.m, at Rua Hungria, 1400 – 5º andar, São Paulo, SP, Brazil CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: The entirety of Board members. 1. Committees – New members have been named for the People, Organization and Culture Committee: José Carlos Reis Magalhães; and for the Strategies and Markets Committee: Simon Cheng. Therefore, the Advisory Committees to the Board shall be made up as follows: People, Organization and Culture Committee– Walter Fontana Filho, Coordinator; Paulo Assunção de Sousa, José Carlos Reis Magalhães Neto. Strategies and Markets Committee:José Carlos Reis Magalhães Neto, Coordinator; Décio da Silva; Walter Fontana Filho; Simon Cheng. Finance and Risk Policy Committee:Manoel Cordeiro Silva Filho (Coordinator), Sérgio Ricardo Silva Rosa, Luis Carlos Fernandes Afonso; Governance and Sustainability Committee:Sérgio Ricardo Silva Rosa (Coordinator); Luiz Fernando Furlan; Carlos Fernando Costa. 2. Argentina Bonds –The Executive Board has been authorized to increase the approved amount for Quickfood Bonds issuance up to US$ 100 million. 3. SPE Stake –Purchase of shares in an SPE has been approved for the use of an airplane to provide transportation to the Company’s sites, in lieu of the current airplane, which is to be sold. 4. Overseas Subsidiaries Board– The Board membership for the subsidiaries in the Middle East, Rising Star and Argentina has been approved as submitted. São Paulo-SP, November 29, 2013. These minutes were approved by all the Directors in attendance: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice-Chairman; CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; SIMON CHENG; WALTER FONTANA FILHO.

EDINA BIAVA
Secretary